Exhibit 10.48

ASSET PURCHASE AGREEMENT

between

HIGHER ONE, INC.

and

CL NEWCO, INC.

dated as of

October 14, 2015

i

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 14, 2015, is entered into between Higher One, Inc., a Delaware corporation (“Seller”) and CL NewCo, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged, through its data analytics division (doing business as Campus Labs), in the business of developing, marketing and supporting assessment, planning, accreditation, organization, evaluation, retention and compliance software and services which enable data collection, reporting, organization and campus-wide integration for its higher education institutional clients, including through its Baseline, Compliance Assist, Course Evaluations, CollegiateLink, Beacon and Insight solutions (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all of the assets and certain specified liabilities of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Alternative Transaction” has the meaning set forth in Section 6.17.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Assumed Taxes” has the meaning set forth in Section 2.03(d).

“Benefit Plan” has the meaning set forth in Section 4.14(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(j).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Confidential Information” has the meaning set forth in Section 6.05(b).

“Business Products” has the meaning set forth in Section 4.21.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.04(c).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Indemnified Party” has the meaning set forth in Section 8.02.

“Closing” has the meaning set forth in Section 3.01.

“Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Closing Amount” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date, but without giving effect to the Closing, determined in the manner set forth in Section 2.06(b)(i) of the Disclosure Schedules.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 16, 2015, between Leeds Equity Partners and Seller.

“Contracts” means all legally binding contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06(b)(i) of the Disclosure Schedules to the extent included among the Purchased Assets.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06(b)(i) of the Disclosure Schedules to the extent included among the Assumed Liabilities.

“Data Room” means the electronic documentation site established by Intralinks on behalf of Seller containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules.

“Direct Claim” has the meaning set forth in Section 8.05(d).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Employees” means those Persons employed by Seller who worked primarily for the Business immediately prior to the Closing, a list of which is set forth on Section 4.15(e) of the Disclosure Schedules.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, lease, security interest, pledge, deposit, charge, option, claim, infringement, hypothecation, contingent sale, title retention, covenant, easement, encroachment, right-of-way, or other encumbrance or agreement to file any of the foregoing, whether voluntarily or involuntarily incurred, arising by operation of law, by contract or otherwise, and including any Contract to give any of the foregoing in the future.

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 4.14(a).

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Escrow Amount” means the sum of the Indemnity Escrow Amount, plus the Working Capital Escrow Amount.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(i).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04(a).

“Financing” means debt financing provided by a lender to Buyer or an Affiliate of Buyer for the purposes of consummating the transactions contemplated by this Agreement on the Closing, including to pay the fees and expenses of Buyer and its Affiliates in connection with the negotiation, execution and delivery of this Agreement, the other Transaction Documents and such financing documents and the consummation of the transactions contemplated hereby and thereby.

“Financing Sources” shall mean any entities that have committed to provide or otherwise entered into agreements to provide Financing, together with their Affiliates.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(g).

“Fundamental Representations” shall mean the representation and warranties set forth in Sections 4.01, 4.02, 4.08, 4.16, 4.17 and the first sentence of Section 4.07.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Release” has the meaning set forth in Section 3.02(a)(vii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement liability with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (f) any liabilities under leases that would be considered capitalized leases under GAAP, (g) any indebtedness secured by an Encumbrance on a Person’s assets and (h) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Indemnity Escrow Amount” means $1,365,000.

“Independent Accountant” has the meaning set forth in Section 2.06(c)(iii).

“Inside Date” has the meaning set forth in Section 3.01.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; (f) all computer software, including all source code, object code and firmware, and (g) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used primarily in connection with the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and primarily used in connection with the Business, including the Intellectual Property Registrations set forth on Section 4.10(a) of the Disclosure Schedules.

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Statement” has the meaning set forth in Section 4.04.

“Interim Statement Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of those persons listed on Section 1.01(b) of the Disclosure Schedules, after reasonable inquiry of the other personnel of Seller responsible for the applicable subject matter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.09(b).

“Leases” has the meaning set forth in Section 4.09(b).

“Losses” means losses, damages, liabilities, costs or expenses, including reasonable attorneys’ and consultants’ fees, awards, fines, and penalties (including amounts paid in settlement and costs of investigation).

“Material Adverse Effect” means any event, occurrence, fact, condition, change or circumstance that is, or could reasonably be expected to be, materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), provided that in case of clauses (i), (ii), (iii), (iv), (vi), or (viii), such event, occurrence, fact, condition, change or circumstance does not have a disproportionate adverse effect on the Business as compared to the majority of other companies or businesses in the industry in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Named Employee” has the meaning set forth in Section 6.04(h).

“New Hire Documents” means: (i) an employment offer letter, (ii) Buyer’s form of confidentiality, non-competition, non-solicitation and proprietary information and inventions assignment agreement and (iii) such other agreements and documents as Buyer may reasonably require.

“Non-Competition Period” has the meaning set forth in Section 6.15(a).

“Non-Transferred Employee” has the meaning set forth in Section 6.04(a).

“Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practices; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property that do not adversely affect the current use thereof in any material respect; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices; and (e) other imperfections of title or Encumbrances, if any, that do not adversely affect the current use of the applicable asset or property in any material respect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Post-Closing Tax Period” has the meaning set forth in Section 6.12.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.12.

“Products” means all products and services developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of Seller primarily related to the Business and all products and services primarily related to the Business currently under development by Seller.

“Proscribed Recipients” has the meaning set forth in Section 4.20.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.14(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person. Financing Sources shall be Representatives of Buyer.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Seller Confidential Information” has the meaning set forth in Section 6.05(c).

“Statement” has the meaning set forth in Section 4.04.

“Statement Date” has the meaning set forth in Section 4.04.

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Target Working Capital” has the meaning set forth in Section 2.06(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, unclaimed property, escheat, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party IP Assets” has the meaning set forth in Section 4.10(c).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Leases, the Intellectual Property Assignments, the Transition Services Agreement, the Escrow Agreement, the General Release and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferred Employee” or “Transferred Employees” has the meaning set forth in Section 6.04(a).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(v).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Escrow Amount” means $500,000.

ARTICLE II
PURCHASE AND SALE

Section 2.01     Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s and its Affiliates’ right, title and interest in, to and under the assets, properties and rights of Seller and its Affiliates, to the extent that such assets, properties and rights exist as of the Closing Date and relate primarily to the Business (collectively, the “Purchased Assets”), including the following:

(a)     all accounts or notes receivable of the Business;

(b)     all Contracts primarily related to the Business, including those set forth on Section 2.01(b) of the Disclosure Schedules, the Leases set forth on Section 4.09(b) of the Disclosure Schedules and the Intellectual Property Agreements set forth on Section 4.10(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(c)     all Intellectual Property Assets and all copies and tangible embodiments thereof in whatever form or medium;

(d)     all furniture, fixtures, equipment, supplies and other tangible personal property of the Business (i) located at Seller’s offices in Buffalo, New York, or (ii) located elsewhere and listed on Section 2.01(d) of the Disclosure Schedules (the “Tangible Personal Property”);

(e)     all rights with respect to all Leased Real Property;

(f)     all Permits listed on Section 2.01(f) of the Disclosure Schedules;

(g)     all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees set forth on Section 2.01(g) of the Disclosure Schedules;

(h)     without duplication of any other clause in this Section 2.01, all Current Assets included in the Closing Working Capital Statement;

(i)     all of Seller’s rights under warranties, indemnities, claims, credits, causes of action or rights of set-off against third parties and all similar rights against third parties to the extent related to any other Purchased Assets;

(j)     originals, or where not available or contained within records or electronic systems of Seller also used for businesses other than the Business, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, Tax Returns that exclusively relate to the Business or the Purchased Assets, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) (“Books and Records”); and

(k)     all goodwill associated with the Business and any of the Purchased Assets.

Section 2.02     Excluded Assets. Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, the following assets or properties of Seller, and all such assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”):

(a)     all cash and cash equivalents, bank accounts and securities of Seller;

(b)     all Contracts that are not Assigned Contracts;

(c)     all Intellectual Property other than the Intellectual Property Assets;

(d)     the corporate seals, organizational documents, minute books, stock books, Tax Returns that do not exclusively relate to the Business or the Purchased Assets, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(e)     all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f)     subject to Section 6.04, all Benefit Plans and trusts or other assets attributable thereto;

(g)     all Tax assets (including duty and Tax refunds, rebates and prepayments) of Seller or any of its Affiliates other than with respect to the Assumed Taxes;

(h)     all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, except to the extent included in the Purchased Assets or primarily relating to Assumed Liabilities;

(i)     all assets, properties and rights used by Seller primarily in its businesses other than the Business, including all such assets, properties and rights relating to Seller’s administrative operations at Seller’s offices other than Buffalo, New York;

(j)     any assets, properties and rights specifically set forth on Section 2.02(j) of the Disclosure Schedules; and

(k)     the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03     Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities and obligations of Seller to the extent arising out of or relating to the Business or the Purchased Assets after the Closing (collectively, the “Assumed Liabilities”):

(a)     all trade accounts payable of Seller to third parties in connection with the Business incurred in the ordinary course of business that remain unpaid as of the Closing Date and that are reflected on the Closing Working Capital Statement;

(b)     all liabilities and obligations arising under or relating to the Assigned Contracts that do not arise primarily from any breach or non-compliance by Seller on or prior to the Closing Date;

(c)     except as specifically provided in Section 6.04, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising after the Closing and relating to the employment of such Transferred Employees by Buyer;

(d)     all liabilities and obligations for (i) Taxes relating to the operation of the Business or ownership or use of the Purchased Assets by Buyer beginning the day after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.11 (the “Assumed Taxes”);

(e)     any liabilities and obligations of Seller as set forth on Section 2.03(e) of the Disclosure Schedules; and

(f)     any liabilities or obligations for severance arising after the Closing pursuant to the severance agreement between each Named Employee and Seller, as in effect on the date hereof, with respect to any Named Employee who becomes a Transferred Employee and does not sign a general release of Seller in the form of Exhibit H.

Section 2.04     Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller or its Affiliates other than the Assumed Liabilities, including any of the following liabilities or obligations of Seller or its Affiliates (collectively, the “Excluded Liabilities”):

(a)     any liabilities or obligations relating to or arising out of the Excluded Assets;

(b)     any liabilities or obligations for (i) Taxes relating to the operation of the Business or ownership or use of the Purchased Assets on or prior to the Closing Date; (ii) Taxes related to the Excluded Assets (iii) any Taxes of Seller or any stockholders or Affiliates of Seller (other than Taxes allocated to Buyer under Section 6.11 or Assumed Taxes) and including Taxes of any Person for which Seller is or has been liable under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise which such Taxes relate to an event or transaction occurring on or before the Closing Date; and (iv) any employment Taxes (including withholding Taxes) required with respect to any payments made to employees of Seller in connection with the Closing.

(c)     except as specifically provided in Section 6.04, any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee on or prior to the Closing Date; (ii) workers’ compensation; (iii) claims of any Employee which relate to events occurring on or prior to the Closing Date; (iv) the employment or termination from employment of Non-Transferred Employees; or (v) the establishment, maintenance, operation or termination of any Benefit Plans, including any transaction bonuses;

(d)     any liabilities arising from (i) violations of laws, (ii) breaches of Contracts, or (iii) infringements of intellectual property or other rights, in each case by Seller or its Affiliates prior to, on or after the Closing Date;

(e)     any claims or litigation to the extent relating to events occurring or conditions existing on or prior to the Closing Date;

(f)     all Indebtedness of Seller or any of its Affiliates;

(g)     any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(h)     any liabilities relating to non-compliance with any applicable bulk sales, bulk transfer or similar Law in connection with the transactions contemplated hereby; and

(i)     any liabilities and obligations of Seller set forth on Section 2.04(h) of the Disclosure Schedules.

Section 2.05     Purchase Price. In consideration for the conveyance of the Purchased Assets and the assumption of the Assumed Liabilities, Buyer shall pay $91,000,000, as adjusted by Section 2.06(a) (the “Closing Amount”), which is subject to further adjustment pursuant to Section 2.06(b) hereof (as so further adjusted, the “Purchase Price”). The Closing Amount shall be paid at Closing as follows: (i) the Escrow Amount to the Escrow Agent, to be held and released pursuant to the terms of the Escrow Agreement, and (ii) the remainder, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, which account shall be designated by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.

Section 2.06     Purchase Price Adjustment.

(a)           Closing Adjustment.

(i)     At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with Section 2.06(b)(i) of the Disclosure Schedules.

(ii)     The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital, minus an amount equal to negative Three Million Six Hundred Thousand Dollars (i.e. - $3,600,000) (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Closing Amount shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Closing Amount shall be reduced by the absolute value of the Closing Adjustment.

(b)           Post-Closing Adjustment.

(i)     Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 2.06(b)(i) of the Disclosure Schedules (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with Section 2.06(b)(i) of the Disclosure Schedules.

(ii)     The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital, as finally determined pursuant to this Section 2.06(b), minus the Estimated Closing Working Capital. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment in accordance with Section 2.06(c)(vi) and the Working Capital Escrow Amount shall be released to Seller in accordance with the Escrow Agreement. If the Post-Closing Adjustment is a negative number, (i) an amount equal to the lower of the absolute value of the Post-Closing Adjustment and the Working Capital Escrow Amount shall be released to Buyer in accordance with the Escrow Agreement, (ii) if the Working Capital Escrow Amount is less than the absolute value of the Post-Closing adjustment, Seller shall pay to Buyer an amount equal to such difference in accordance with Section 2.06(c)(vi) , and (iii) if the Working Capital Escrow Amount is greater than the absolute value of the Post-Closing Adjustment, the remainder of the Working Capital Escrow Amount shall be released to Seller in accordance with the Escrow Agreement.

(c)           Examination and Review.

(i)     Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and any accountants designated by Seller shall have reasonable access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or any accountants engaged to assist Buyer with the determination of the Post-Closing Adjustment to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below).

(ii)     Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith, provided that such basis could only be (A) mathematical errors or (B) that Closing Working Capital Statement was not prepared in accordance with this Agreement (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding. Each item not included by Seller in the Statement of Objections shall be deemed to have been accepted by Seller.

(iii)     Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of a nationally recognized firm of independent certified public accountants that has not been engaged by Seller or Buyer in the past three (3) years (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)     Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)     Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable, but in any event within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)     Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment or any portion thereof shall: (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be, as set forth in Section 2.06(b)(ii). Buyer and Seller shall instruct the Escrow Agent promptly, and in any case within three (3) Business Days of the acceptance of the final Closing Working Capital Statement, to release the Working Capital Escrow Amount as set forth in this Section 2.06.

(d)           Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07     Allocation of Purchase Price. Within thirty (30) days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by the Independent Accountant. The Independent Accountant shall only resolve the items under dispute. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.08     Non-assignable Assets.

(a)     Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.11.

(b)     To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.08, Buyer and Seller shall enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.08. Seller shall be permitted to set off against such amounts all direct third-party costs associated with the retention and maintenance of such Purchased Assets to the extent not paid by Buyer. Notwithstanding anything herein to the contrary, the provisions of this Section 2.08 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.06.

ARTICLE III
CLOSING

Section 3.01     Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wiggin and Dana LLP, 450 Lexington Avenue, New York, NY, at 10:00 a.m. local time, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing; provided, however, in no event shall the Closing occur before the twentieth (20th) day (the “Inside Date”) following the date hereof, without Buyer’s prior written consent. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02     Closing Deliverables.

(a)           At the Closing, Seller shall deliver to Buyer the following:

(i)     a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)     an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)     with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit C (each, an “Assignment and Assumption of Lease”) duly executed by Seller;

(iv)     each intellectual property assignment in the Form of Exhibit D (each, an “Intellectual Property Assignment”) duly executed by Seller;

(v)     a transition services agreement in the form of Exhibit E (the “Transition Services Agreement”) duly executed by Seller;

(vi)     the escrow agreement in the form of Exhibit F (the “Escrow Agreement”) duly executed by Seller;

(vii)     the general release in the form of Exhibit G (the “General Release”) duly executed by Seller;

(viii)     Seller Closing Certificate;

(ix)     the FIRPTA Certificate;

(x)     evidence of release of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances;

(xi)     the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f); and

(xii)     such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           At the Closing, Buyer shall deliver to Seller the following:

(i)     the Closing Amount less the Escrow Amount;

(ii)     the Assignment and Assumption Agreement duly executed by Buyer;

(iii)     with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(iv)     the Transition Services Agreement duly executed by Buyer;

(v)     the License Agreement duly executed by Buyer;

(vi)     Buyer Closing Certificate; and

(vii)     the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f).

(viii)     the Escrow Agreement duly executed by Buyer and the Escrow Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct.

Section 4.01     Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02     Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller and no other action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement and any Transaction Document to which Seller is a party. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets in any material respect; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or an event which, with the giving of notice or passage of time, or both, would become a default) under or result in the termination, cancellation or acceleration of, or give rise to any such right of termination, cancellation or acceleration of any Material Contract, in each case in any material respect; or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration, registration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not be material to the Business.

Section 4.04     Financial Statements; Absence of Undisclosed Liabilities.

(a)      Copies of the unaudited financial statements consisting of the statement of assets and liabilities of the Business as at December 31, 2014 and the related statements of income and cash flows for the year then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the statement of assets and liabilities of the Business as at June 30 and the related statements of income and cash flows for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been made available to Buyer in the Data Room. The statement of assets and liabilities of the Business as of December 31 is referred to herein as the “Statement” and the date thereof as the “Statement Date” and the statement of assets and liabilities of the Business as of June 30 is referred to herein as the “Interim Statement” and the date thereof as the “Interim Statement Date”. The Financial Statements have been extracted from the books and records of Seller. Except as disclosed in the Financial Statements or in Section 4.04 of the Disclosure Schedule, the Financial Statements fairly present in all material respects the financial position and the results of operations of the Business as of the respective dates thereof for the respective periods indicated in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal year-end accruals and adjustments, none of which are material, and the absence of notes.

(b)     There are no material liabilities of the Business other than liabilities or obligations (i) disclosed, reflected or reserved against in the Financial Statements or (ii) incurred since the Interim Statement Date in the ordinary course of business consistent with past practices.

Section 4.05     Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.05 of the Disclosure Schedules, from the Interim Statement Date until the date of this Agreement, Seller has operated the Business in the ordinary course of business consistent with past practice in all material respects and there has not been, with respect to the Business, any:

(a)     event, occurrence or development that has had, or would reasonably be expected to have a Material Adverse Effect;

(b)     imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(c)     increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business consistent with past practices;

(d)       adoption of any plan of liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(e)       change in any Tax election, change to any annual Tax accounting period, adoption of or change to any method of Tax accounting, filing of any amended Tax Return, entering into of any closing agreement with respect to Taxes, settlement of any Tax claim or assessment, creation of any Lien for Taxes upon any of the Purchased Assets (other than Liens for current Taxes not yet due and payable);

(f)       sale, transfer, lease, license or other disposition of any of the Purchased Assets shown or reflected in the Interim Statement, except for the sale of products in the ordinary course of business consistent with past practices;

(g)       cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business consistent with past practices;

(h)       material change in the manner in which the Business extends discounts, credits or warranties to customers or otherwise deals with its customers;

(i)       material casualty, damage, destruction or loss affecting, or material interruption in the use of, whether or not covered by insurance, the Purchased Assets or the Business;

(j)       commencement or settlement of any litigation involving an amount in excess of $25,000 for any one case;

(k)       settlement or compromise of any claims that would have been Purchased Assets;

(l)       other than in the ordinary course of business consistent with past practices, entry into, extending, materially amending, cancelling or terminating any Contract that is a Purchased Asset; or

(m)      any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.06     Material Contracts.

(a)     Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.09(b) of the Disclosure Schedules and all Intellectual Property Agreements listed in Section 4.10(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)     all Contracts involving aggregate annual consideration in excess of $40,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice;

(ii)     all Contracts that relate to the sale or purchase of any of the Purchased Assets, other than in the ordinary course of business;

(iii)     except for agreements relating to trade receivables, all Contracts relating to Indebtedness (whether, secured or unsecured, whether contingent or not;

(iv)     all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand;

(v)     all collective bargaining agreements or Contracts with any labor organization, union or association or employment agreements, retention agreements and agreements that contain severance or bonus provisions;

(vi)     all contracts and agreements that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)     each contract creating or relating to any partnership or joint venture or any other arrangement that relates to the sharing of revenues, earnings, profits, losses, costs or liabilities

(viii)     each Contract involving any Government Authority, excluding any Contract with an institution of higher education;

(ix)     each Contract containing an agreement by Seller to provide any Person with access to the source code for any computer software included among the Intellectual Property Assets or to provide for the source code for any such computer software to be placed in escrow; and

(x)     each reseller, distributor, royalty or similar Contract.

(b)          Except as set forth on Section 4.06(b) of the Disclosure Schedules, (i) Seller is not in breach in any material respect of, or default under, any Material Contract, (ii) each Material Contract is a valid, binding and enforceable obligation of Seller and/or its Affiliate, as the case may be, and to Seller’s Knowledge, of each other Party thereto, enforceable against each Party thereto in accordance with its terms.

Section 4.07     Title to and Condition of Tangible Personal Property. Except as set forth in Section 4.07 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances. All of the tangible Purchased Assets, whether real or personal, owned or leased, have been maintained in accordance with Seller’s normal maintenance practices and are in operating condition (with the exception of normal wear and tear).

Section 4.08     Sufficiency of Assets. The Purchased Assets, together with the assets made available under the Transition Services Agreement, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets used or held for use by Seller and its Affiliates primarily for the operation of the Business, and necessary to conduct the Business as currently conducted; provided that Buyer acknowledges that (i) the parties have agreed to an amount of Target Working Capital that may require Buyer to provide Working Capital to the Business at Closing and (ii) certain human resources, legal, commercial banking, insurance, tax and travel related functions provided to the Business by the Seller will be taken over by Buyer at the Closing.

Section 4.09     Real Property.

(a)     Seller does not own any real property used primarily in connection with the Business.

(b)     Section 4.09(b) of the Disclosure Schedules sets forth all material real property leased by Seller and primarily used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases”).

(c)     Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 4.10     Intellectual Property.

(a)     Section 4.10(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations and material unregistered trademarks and service marks and (ii) all Intellectual Property Agreements. Except as set forth in Section 4.10(a) of the Disclosure Schedules, Seller (x) exclusively owns or has the right to use all Intellectual Property Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and (y) has the right to use the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b)     Except as set forth in Section 4.10(b) of the Disclosure Schedules: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.10(b) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

(c)     Except as set forth in Section 4.10(c) of the Disclosure Schedules, there are no pending or, to Seller’s Knowledge, threatened claims against Seller alleging that any of the conduct of the Business, infringes, misappropriates, dilutes or otherwise violates (or in the past infringed, misappropriated, diluted or otherwise violated) the rights of others in or to any Intellectual Property assets of any Person (“Third Party IP Assets”) or that any of the Intellectual Property Assets is invalid or unenforceable.

(d)     Except as set forth in Section 4.10(d) of the Disclosure Schedules, all Employees, consultants and contractors of Seller currently working for the Business have executed written instruments with Seller that assign to Seller all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings, works of authorship, other Intellectual Property, and information relating to the Business and any of the products or services being researched, developed, manufactured or sold by Seller related to the Business and (B) Intellectual Property Assets relating thereto.

(e)     Except as set forth in Section 4.10(e) of the Disclosure Schedules, (A) Seller has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, and (B) Seller has not provided or disclosed any source code of any Product to any Person.

(f)     Seller uses industry standard methods to detect and prevent viruses and any software routines designed to permit unauthorized access, to disable or erase software, hardware or data, or to perform any other similar actions (and subsequently to correct or remove such viruses) that may be present in the Products.

(g)     Except as set forth in Section 4.10(g) of the Disclosure Schedules, the development of any Product with any such Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any such Product of any such Open Source Software, does not obligate Seller to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any Person other than the applicable Open Source Software.

(h)     Except as set forth in Section 4.10(h) of the Disclosure Schedules, there have been no (i) losses or thefts of data or security breaches of data used in the Business, including customer data subject to any Intellectual Property Agreement that would be material to the Business; (ii) violations by Seller or any Person acting on its behalf of any security policy regarding any such data that would be material to the Business; (iii) unauthorized access or unauthorized use of any data, including customer data subject to any Intellectual Property Agreement; or (iv) unintended or improper disclosure of any personally identifiable information or customer data subject to any Intellectual Property Agreement by Seller or any Person acting on its behalf, in each of cases (i)-(iv) with respect to data in the possession, custody or control of Seller or a Person acting on behalf of Seller. Each of Seller and its Affiliates has complied in all material respects with its publicly available privacy and data security policies, and privacy and data security requirements under contractual obligations and applicable Laws (including the Family Educational Rights and Privacy Act and the Health Insurance Portability and Accountability Act) concerning the collection, storage, use and dissemination of personal data collected by Seller, its Affiliates and any third parties in connection with the Business.

Section 4.11     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no actions, suits, material claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller arising out of or materially impacting the Business, the Purchased Assets or the Assumed Liabilities.

(b)     Except as set forth in Section 4.11(b) of the Disclosure Schedules, there are, and since August 7, 2012 there has been, no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or arising out of or affecting primarily the Business or the Purchased Assets. To the Knowledge of Seller, no employee of the Business is subject to any Governmental Order that prohibits such employee from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 4.12     Compliance With Laws; Permits.

(a)     Except as set forth in Section 4.12(a) of the Disclosure Schedules, Seller is, and has since August 7, 2012 been, in compliance with all Laws and Governmental Orders applicable to the conduct of the Business or the ownership and use of the Purchased Assets, in each case, in all material respects.

(b)     All material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect.

(c)     None of the representations and warranties in Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.13), employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15) or tax matters (which are governed by Section 4.16).

Section 4.13     Environmental Matters.

(a)     Except as set forth in Section 4.13(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, the operations of Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     Except as set forth in Section 4.13(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, Seller has obtained and is in material compliance with all material Environmental Permits (each of which is disclosed in Section 4.13(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.

(c)     Seller has previously made available to Buyer in the Data Room any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Leased Real Property which are in the possession or control of Seller.

(d)     The representations and warranties set forth in this Section 4.13 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.14     Employee Benefit Matters.

(a)     Section 4.14(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of one or more Employees, former employees of the Business or the beneficiaries or dependents of any such Persons, or under which Seller has or could reasonably be expected to have any material liability (including by reason of having been an ERISA Affiliate with any other Person (each, a “Benefit Plan”). “ERISA Affiliate” means, with respect to Seller, any trade or business (whether or not incorporated) that, together with Seller, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

(b)      Except as set forth in Section 4.14(b) of the Disclosure Schedules, each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has a current favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.

(c)     No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Neither Seller nor any ERISA Affiliate of Seller has: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA, or (C) incurred any liability to the Pension Benefit Guaranty Corporation which has not been fully satisfied.

(d)     Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business; or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(f)     The representations and warranties set forth in this Section 4.14 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.15     Employment Matters.

(a)     Seller is not a party to any collective bargaining or other agreement with a labor organization representing any of the Employees. In the past three (3) years, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(b)     Seller is, and has since August 7, 2012 been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including with respect to wage and hour Laws and the classification of workers as independent contractors.

(c)     (i) Seller is not delinquent in any required payments to any of the Employees; (ii) there are no, and within the last three (3) years there have been no, formal grievances, complaints or charges with respect to employment or labor matters (including claims of employment discrimination, retaliation or unfair labor practices) pending or threatened in writing against Seller in connection with the Business; (iii) none of the employment policies or practices of Seller are currently being audited or investigated or, to the Knowledge of Seller, subject to imminent audit or investigation by any Governmental Authority; (iv) Seller and all of its officers and senior managers are not, and within the last three (3) years have not been, subject to any order, decree, injunction or judgment by any Governmental Authority, arbitrator or private settlement contract in respect of any labor or employment matters of the Business;

(d)     Section 4.15(e) of the Disclosure Schedules contains a complete and accurate list of all Employees as of the date of this Agreement, setting forth for each Employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; and business location. Schedule 4.15(e) also contains a list of any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by Seller and reported on a Form W-2. To Seller’s Knowledge, no key Employee of the Business intends to terminate his or her employment with the Seller.

(e)     The representations and warranties set forth in this Section 4.15 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 4.16     Taxes.

(a)      Seller has timely filed all Tax Returns with respect to the Business that are required to be filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)     All Taxes due and payable by Seller with respect to the Business, whether or not shown or required to be shown on any Tax Return, have been timely paid and no Taxes are delinquent.

(c)     There are no Liens for Taxes upon any of the Purchased Assets, other than clause (a) of the definition of Permitted Encumbrances.

(d)     Seller has withheld and paid all Taxes in connection with the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, securityholder or other third party.

(e)     Seller has not waived any statute of limitations in respect of Taxes of the Business nor has agreed to, nor is subject to, any extension of time with respect to a Tax assessment or deficiency.

(f)     No deficiency for any amount of Tax has been asserted in writing, or assessed by a Governmental Authority against Seller with respect to the Business.

(g)     There is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing currently in progress or pending against or with respect to Seller with respect to the Business regarding Taxes, and to Seller’s Knowledge no action, suit, proceeding or audit has been threatened against or with respect to the Business regarding Taxes.

(h)     No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Business or that it must file Tax Returns related to the Business.

(i)     Seller is not a party to any Tax allocation or sharing agreement with respect to the Business.

(j)     Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(k)     Except for certain representations related to Taxes in Section 4.14, the representations and warranties set forth in this Section 4.16 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.17     Brokers. Except for Raymond James & Associates, Inc., whose fees will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.18     Affiliate Transactions. Neither Seller nor any Affiliate of Seller has any claim against the Business that will continue after the Closing, other than any claims or rights arising under this Agreement, any of the Transaction Documents or in connection with the transactions contemplated hereby or thereby.

Section 4.19     Insurance. Seller has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the Business during the aforementioned period. Section 4.19 of the Disclosure Schedule lists all claims made or outstanding against any of the Seller’s insurance policies relating to the Business over the past three (3) years, other than any such claims made in the ordinary course of business in connection with a Benefit Plan.

Section 4.20     Compliance with FCPA and OFAC. Seller is, and has been at all times during the last three (3) years, in compliance in all material respects with the provisions of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and each other applicable anticorruption and/or anti-bribery Law in each case, in the conduct of the Business. Neither Seller, any of its directors or officers, nor, to the Knowledge of Seller, any of its managers, agents, employees or any of their other Affiliates or Persons acting on behalf of the Business has, directly or indirectly, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (a) influencing any act or decision of such Proscribed Recipient, (b) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority or (c) assisting in obtaining or retaining business for or with, or directing business to, any Person in each case, in the conduct of the Business. Neither Seller nor its respective directors, officers, managers, or employees or agents (x) is a Person with whom transactions are prohibited or limited under any U.S. economic sanctions Laws, including those administered by the Office of Foreign Assets Control or (y) within the past three (3) years, to the Knowledge of Seller, has violated any U.S. economic sanctions Laws in each case, in the conduct of the Business. Within the past three (3) years, Seller has not made any voluntary disclosures to any Governmental Authority under U.S. economic sanctions Laws or U.S. export control Laws nor has it been the subject of any legal proceeding regarding the compliance of Seller with such Laws in each case, in the conduct of the Business.

Section 4.21     Business Products; Warranties; Defects; Liabilities. To the Knowledge of Seller, each of the products that are, as of the date hereof, owned, created, designed, developed, marketed, licensed or sold (whether in existence or in development) by or on behalf of the Business (hereinafter referred to collectively as the “Business Products” and individually as a “Business Product”) was in conformity in all material respects with the specifications for such Business Product, all applicable contractual commitments and all applicable express warranties at the time of the sale, license, lease or provision of such Business Product, except for such nonconformities for which (and to the extent) there is a reserve set forth on the Interim Financial Statements or as otherwise disclosed on Section 4.21 of the Disclosure Schedule.

Section 4.22     No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules) and except in the case of fraud or intentional misrepresentation, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including the Project Winchester Confidential Information Memorandum dated Summer 2015 and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct.

Section 5.01     Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02     Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and any Transaction Document to which Buyer is a party. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under or result in the termination, cancellation or acceleration of, or give rise to any such right of termination, cancellation or acceleration of any agreement to which Buyer is a party or (d) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 5.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05     Sufficiency of Funds. At Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06     Solvency Assuming the accuracy in all material respects of each of the representations and warranties of Seller set forth in this Agreement and the performance in all material respects by Seller of its obligations under this Agreement and each other Transaction Document to which Seller is or will be a party, immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.

Section 5.07     Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.08     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

Section 5.09     No Other Representations and Warranties. Except for the representations and warranties contained in this Article V and except in the case of fraud or intentional misrepresentation, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

ARTICLES VI
COVENANTS

Section 6.01     Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as expressly required in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practices; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not, and shall not permit any of its Affiliates to, (i) take any action that would cause any of the changes, events or conditions described in Section 4.05 to occur or (ii) incur any liabilities that would become Assumed Liabilities, other than in the ordinary course of business consistent with past practices. Seller shall, prior to October 31, 2015, provide written notice to Warehouse Lofts Tenant, LLC (the “Landlord”) exercising its option to extend the term of the Leases to June 30, 2016, in accordance with the provisions of the Lease Agreement Amendment dated August 15, 2015 by and between the Landlord and Seller.

Section 6.02     Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Assigned Contracts and other documents and data relating to the Business and the Purchased Assets; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request, including such data and information as is customary for the arrangement of loans in accordance with Section 6.18; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Kate MacLeay Crespo (Senior Vice President, Investment Banking, Raymond James & Associates), or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03     Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within fifteen (15) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, in such case shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.04     Employees and Employee Benefits.

(a)     Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence. Seller shall cooperate with Buyer in connection with Buyer’s efforts to hire the Employees and to obtain the execution and delivery of their New Hire Documents, such New Hire Documents to be effective as of the Closing Date. The Employees who accept employment with Buyer, execute and return their New Hire Documents and commence employment on the Closing Date are referred to herein as the “Transferred Employees”). The Employees who do not accept employment with Buyer, or who do not execute and deliver their New Hire Documents to Buyer prior to or on the Closing Date, shall be referred to herein as “Non-Transferred Employees.”

(b)     During the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing, subject to compliance with applicable Law; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are substantially comparable to the target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Closing; (iii) retirement and welfare benefits that are substantially comparable in the aggregate than those provided by Seller immediately prior to the Closing; and (iv) severance benefits that are substantially comparable to the practice, plan or policy of Seller in effect for such Transferred Employee immediately prior to the Closing. Nothing in this Agreement shall limit Buyer’s ability to terminate the employment of any Transferred Employee at any time and for any reason, including without cause.

(c)     With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, and eligibility purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan. Without limiting the generality of the foregoing, Buyer shall pay all bonuses to Transferred Employees that are included in the Closing Working Capital Statement promptly following the end of calendar year 2015 and otherwise in accordance with the applicable Buyer Benefit Plan.

(d)     Effective as of Closing and thereafter, Buyer shall waive any eligibility waiting periods and evidence of insurability requirements under any health plan of Buyer or an Affiliate of Buyer extended to Transferred Employees and their eligible dependents, and shall credit each Transferred Employee with all deductible payments, co-payments and other out-of-pocket expenses paid by such Employee under the health benefit plans of Seller prior to the Closing with respect to the plan year in which the Closing occurs for purposes of determining the extent to which any such Employee and his dependents have satisfied his, her or their deductible and/or reached an out of pocket maximum under any health benefit plan of Buyer (or Affiliate of Buyer) extended to Transferred Employees after the Closing.

(e)     With respect to any defined contribution plan maintained by Seller as of the Closing, Buyer shall accept a rollover of account balances into its defined contribution plan, including a rollover of any loan notes outstanding as of Closing, and shall cooperate with Seller to effect such rollovers.

(f)     Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all claims for benefits under the Benefit Plans that are incurred by the Employees prior to or on the Closing Date, and, with respect to Non-Transferred Employees, at any time, including with respect to severance and accrued but unused vacation time. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(g)     Buyer and Seller intend that the transactions contemplated by this Agreement should not result in a payment of severance under either Buyer’s or Seller’s severance plan or policy with respect any Employee who receives an employment offer by Buyer that is consistent with the requirements of Section 6.04(b), and, accordingly, Buyer and Seller shall, prior to Closing, take all actions necessary or advisable to amend their severance policies or plans to so provide.   Buyer shall be liable and hold Seller harmless for any claims relating to the employment of any Transferred Employee by Buyer arising following the Closing.

(h)     Buyer shall include in offer materials provided to each of Eric Reich, John White, Sean Casey, Robert Willer and Annemieke Rice (each a “Named Employee”), a general release of Seller in the form of Exhibit H, and shall use its reasonable efforts to cause each such Employee to execute such release. The offer of employment made by Buyer to each Named Employee shall consist of terms that in a reasonable interpretation do not constitute grounds for such employee to resign for “Good Reason” under the terms of the severance agreement between each such Named Employee and Seller, as in effect on the date hereof.

(i)     This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05     Confidentiality.

(a)     The Confidentiality Agreement remains in full force and effect until the Closing and shall terminate and be of no further force or effect as of the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

(b)     From and after the Closing, except in accordance with Section 6.09, Seller shall, and shall cause its Affiliates, employees and the Representatives of Seller and its Affiliates to, treat and hold, as confidential and not disclose any non-public, confidential or proprietary information to the extent concerning Buyer, the Purchased Assets, the Assumed Liabilities and the Business, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Business Confidential Information”), refrain from using any of the Business Confidential Information, and deliver promptly to Buyer, at the request and option of Buyer, tangible embodiments (and copies) of the Business Confidential Information that constitute Purchased Assets or Assumed Liabilities which are in its possession or under its control; provided, however, Seller shall be permitted to retain copies of such Business Confidential Information; provided, further, that Seller and its Affiliates shall be permitted to disclose in any securities filing any such Person makes pursuant to an applicable securities Law, or filing required by any stock exchange rule or regulation, the identity of Buyer, a copy of this Agreement and a description of the transactions contemplated hereby, to the extent any such Person determines in good faith and after consultation with counsel that such disclosure is required thereby. Notwithstanding the foregoing, Business Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 6.05(b) or other act or omission of Seller or any of its Affiliates, (ii) lawfully received after the Closing Date from a third party not known to Seller to be under any obligation of confidentiality with respect to such information or fiduciary duty with respect to the secrecy of such information, or (iii) concerning the Excluded Assets or the Excluded Liabilities. In the event that Seller is required in any legal proceeding, discovery, or any subpoena, civil investigative demand, or similar process to disclose any Business Confidential Information, Seller shall notify Buyer promptly of the requirement to the extent permitted by applicable Law so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.05(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, required to disclose any Business Confidential Information in any legal proceeding to any Governmental Authority, Seller may disclose such Business Confidential Information to such Governmental Authority; provided, that Seller shall use commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Business Confidential Information required to be disclosed as Buyer shall designate.

(c)     From and after the Closing, except in accordance with Section 6.09, Buyer shall, and shall cause its Affiliates, employees and the Representatives of Buyer and its Affiliates to, treat and hold, as confidential and not disclose any and all documents or information disclosed or otherwise made available by inspection, observation or otherwise to Buyer concerning Seller, its Affiliates or its businesses other than the Business, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Seller Confidential Information”), except to the extent that Buyer can show that such information is (i) generally available to the public other than as a result of a breach of this Section 6.05(c) or other act or omission of Buyer or any of its Affiliates, (ii) lawfully received after the Closing Date from a third party not known to Buyer to be under any obligation of confidentiality with respect to such information or fiduciary duty with respect to the secrecy of such information, or (iii) constitutes Business Confidential Information. In the event that Buyer is required in any legal proceeding, discovery, or any subpoena, civil investigative demand, or similar process to disclose any Seller Confidential Information, Buyer shall notify Seller promptly of the requirement to the extent permitted by applicable Law so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.05(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of counsel, required to disclose any Seller Confidential Information in any legal proceeding to any Governmental Authority, Buyer may disclose such Seller Confidential Information to such Governmental Authority; provided, that Buyer shall use commercially reasonable efforts to obtain, at the request of Seller, an order or other assurance that confidential treatment shall be accorded to such portion of Seller Confidential Information required to be disclosed as Seller shall designate.

Section 6.06     Governmental Approvals and Consents.

(a)     Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)     Without limiting the generality of Buyer’s undertakings pursuant to this Section 6.06, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business consistent with past practices, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)     Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.07     Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i)     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with Buyer’s record keeping policies; and

(ii)     upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Seller shall:

(i)     retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)     upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)           Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08     Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.09     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10     Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; provided that such waiver shall not otherwise limit Buyer’s rights to indemnification under Article VII and any liability arising from such waiver shall constitute an Excluded Liability.

Section 6.11     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due; provided that Seller shall reimburse Buyer for 50% of such Taxes and fees. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.12     Apportionment of Taxes. All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

Section 6.13     Tax Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any Tax audit by any Governmental Authority, and the prosecution or defense of any other action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

Section 6.14     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.15     Non-Competition and Non-Solicitation Covenants. As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, Seller hereby agrees as follows:

(a)     During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Competition Period”), Seller shall not, and, except as set forth in Section 6.15(d), shall cause each of its Affiliates to not, directly, through a controlled Affiliate, or otherwise indirectly (i) participate in, own, operate, manage, control, invest in, lend to, or otherwise have any interest (of record or beneficial) in, or otherwise aid or assist in any manner, any Person or other business (other than Buyer) that engages in the Business or other business that is directly competitive with the Business or (ii) intentionally interfere in any material respects with the business relationships (whether formed prior to or after the date hereof) between the Business and customers, suppliers and other business relations of the Business; provided, however, that (x) Seller shall not be prohibited from owning up to one percent (1%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over the counter market so long as Seller has no active participation in connection with the business of such corporation, (y) Seller’s other businesses, as presently conducted, shall not be deemed to be competitive with the Business and (z) the data analytics solutions that Seller offers to clients of its payments and disbursements business shall not be deemed competitive with the Business, so long as such data analytics solutions are only used in the Seller’s payments and disbursements businesses.

(b)     During the Non-Competition Period, Seller shall not, directly or indirectly, solicit or hire, attempt to solicit or hire, or assist any other Person to solicit, hire or attempt to solicit or hire, any employee of the Business as of the Closing Date or who was an employee of the Business at any time during the six (6)-month period preceding the Closing Date. The posting of a general advertisement for job openings or employment opportunities and solicitations for employee candidates generally via newspaper, television, radio, the Internet, and similar media shall not be a violation of Section 6.15(b) provided such actions are directed to the general population and not targeted at Buyer’s employees.

(c)     Seller agrees that the scope of the restrictive provisions set forth in this Section 6.15 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 6.15 are a material inducement to Buyer’s entering into this Agreement and but for the provisions contained in this Section 6.15 Buyer would not have entered into this Agreement. In the event that any court determines that the subject matter, duration or geographic scope, or all of the foregoing, is unreasonable and that such provision is to that extent unenforceable, Buyer and Seller agree that the provision shall remain in full force and effect for the greatest time period and for the broadest subject matter and in the greatest area, as the case may be, that would not render it unenforceable. It is specifically understood and agreed that any breach of the provisions of this Section 6.15 by Seller may result in irreparable injury to Buyer, that the remedy at law alone may be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Buyer shall be entitled to enforce the specific performance of this Section 6.15 by Seller through both temporary and permanent injunctive relief without the necessity of proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

(d)     The restrictions set forth in this Section 6.15 shall not apply with respect to any Person that becomes an acquirer of Seller or the stockholder of Seller after the date hereof or any of its Affiliates (other than the stockholder of Seller and its Subsidiaries).

Section 6.16     Intercompany Accounts. At or prior to the Closing, all intercompany accounts between the Business and Seller and/or any of its Affiliates, if any, shall be settled or otherwise eliminated.

Section 6.17     Exclusive Dealing. From the date hereof until the Closing, Seller shall, and shall cause its respective Affiliates and Representatives (and Representatives of Affiliates) to, cease any and all existing activities, discussions or negotiations with any Person other than Buyer with respect to, and to deal exclusively with Buyer and its designated Affiliates and Representatives (and Representatives of Affiliates) regarding, any and all acquisitions of, and investments in, or financings of the Business and/or Purchased Assets, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests, purchase of assets or otherwise (an “Alternative Transaction”) and, without the prior consent of Buyer, Seller shall not, and shall cause its respective Affiliates and Representatives (and Representatives of Affiliates) not to: (a) solicit, initiate or otherwise engage in any negotiations, discussions or other communications with any other Person relating to any Alternative Transaction; (b) provide information or documentation to any other Person with respect to Seller or any of its Affiliates in respect of any Alternative Transaction; or (c) enter into any contract or agreement with any other Person in respect of any Alternative Transaction. Notwithstanding the foregoing, Alternative Transaction does not include any transaction regarding the acquisition of, investment in or financing of the stockholder of Seller or any of the businesses of Seller other than the Business, in each case whether by merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests, purchase of assets or otherwise; provided that, for the avoidance of doubt, no such transaction shall prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.18     Cooperation Concerning Financing. Seller shall from time to time, as and when reasonably requested by Buyer and upon reasonable notice to Seller, cooperate with Buyer and use its commercially reasonable efforts to cause its Representatives to cooperate, in connection with Buyer’s efforts to obtain the Financing, provided that any such requested cooperation shall not disrupt any other businesses of Seller. Without limiting the generality of the foregoing, Seller shall, and shall use its commercially reasonable efforts to cause its Representatives, to, at the request of Buyer permit Buyer and Buyer’s Representatives, at the sole cost of Buyer, to (a) have reasonable access to their respective premises, books and records, during normal business hours and with reasonable prior written notice in accordance with Section 6.02, and (b) discuss its affairs, finances and accounts with the key employees of the Business; provided, however, that Buyer shall coordinate all contact with any of the key employees through Seller or its designee.

Section 6.19     Accounts Receivable. After the Closing, Seller shall (a) promptly deliver to Buyer any payments received from third parties in connection with any account receivable of the Business existing as of Closing that constitutes a Purchased Asset, and (b) in the event Seller receives any instrument of payment of any of the accounts receivable of the Business, Seller shall forthwith deliver such instrument to Buyer, endorsed where necessary, without recourse, in favor of Buyer.

Section 6.20     Trademarks. Seller shall, and shall cause its affiliates to, not use and shall not license or permit any third party to use any name, slogan, logo or trademark which is deceptively similar to any of the trademarks or other name used in connection with the Business including the names “Campus Labs,” “Student Voice,” “Baseline,” “Compliance Assist,” “Course Evaluations,” “CollegiateLink,” “Beacon” and “Insight”.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)     Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     (i) The Fundamental Representations of Seller shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and (ii) all other representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)     Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)     Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)     Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(h)     Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(i)     Buyer shall have received evidence of the receipt of all third party consents set forth on Schedule 7.02(j).

Section 7.03     Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     Buyer shall have delivered to Seller the Closing Amount, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)     Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)     Seller shall have obtained all necessary consents of the lenders party to the Credit Facility described in Section 4.03 of the Disclosure Schedule in connection with the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein or in any certificate delivered pursuant hereto shall survive the Closing, regardless of any investigation with respect thereto, and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided that (i) the Fundamental Representations (other than the representations and warranties set forth in Section 4.16) and (ii) claims arising from fraud and intentional misrepresentation, shall survive the Closing Date indefinitely; and provided, further, that the representations and warranties set forth in Section 4.16 shall remain in full force and effect until the date that is thirty (30) days after the expiration of the applicable statute of limitations in respect of the subject matter thereof. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than (x) those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms and (y) covenants set forth in Section 6.01, which shall survive the Closing for a period of twelve (12) months. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02     Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer and its Affiliates and their respective directors, officers, shareholders, employees, Affiliates, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in Seller Closing Certificate;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)     any Excluded Asset or any Excluded Liability.

Section 8.03     Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in Buyer Closing Certificate;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)     any Assumed Liability.

Section 8.04     Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)     The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, in each case other than with respect to (i) breaches of Fundamental Representations and (ii) claims involving fraud or intentional misrepresentation, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds one-half percent (0.5%) of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), in each case other than with respect to claims involving fraud or intentional misrepresentation, as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $25,000 (which Losses shall not be counted toward the Deductible).

(b)     The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, in each case other than with respect to (i) breaches of Fundamental Representations and (ii) claims involving fraud or intentional misrepresentation, shall not exceed one and one-half percent (1.5%) of the Purchase Price.

(c)     Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim, net of any costs of such recovery or increased premiums with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to recover under indemnity, contribution or other similar agreements for any Losses, keep Seller reasonably informed with respect to the status of such efforts, and, in the event any such Losses are so recovered from third parties (other than the Buyer’s representation and warranty insurance policy) following the receipt of any indemnification payments from an Indemnifying Party, the Indemnified Party shall refund to the Indemnifying Party any such duplicative recovery, net of the cost of obtaining such recovery.

(d)     In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim.

(e)     Notwithstanding anything in this Agreement to the contrary, for purposes of the parties indemnification obligations under this Article VIII, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred, and (ii) the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

(f)     Subject to limitations set forth in this Section 8.04, any indemnification payments payable by Seller hereunder shall be made (i) first, by release of any Indemnity Escrow Amount in accordance with the Escrow Agreement, and (ii) after no amounts are remaining in escrow, by payment from Seller directly.

Section 8.05     Indemnification Procedures.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party (which notice shall state that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount claimed by such third party if such claims by such third party are valid), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (i) that involves criminal allegation against the Indemnified Party, (ii) with a material customer of the Indemnified Party or (iii) the amount of which exceeds the amount of the remaining Indemnity Escrow Amount.

(b)     Defense of Third Party Claims. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that, in the event that there exists a conflict of interest, the Indemnifying Party shall pay the reasonable costs and expenses of one counsel to the Indemnified Party in each relevant jurisdiction. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(c)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(c). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part, or restriction on, of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d)     Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 8.06     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07     Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of any fraud or intentional misrepresentation.

ARTICLE IX
TERMINATION

Section 9.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Seller and Buyer;

(b)           by Buyer by written notice to Seller if:

(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by December 31, 2015 (the “Drop Dead Date”); or

(ii)     the Closing has not occurred by the Drop Dead Date, unless such failure shall be due to the failure of (A) Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Buyer prior to the Closing, or (B) the condition specified in Section 7.01(a) with regard only to the expiration or termination of the applicable waiting period and any extensions thereof under the HSR Act, in which case the Drop Dead Date shall be March 31, 2016 for purposes of this clause (ii);

(c)           by Seller by written notice to Buyer if:

(i)     Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)     the Closing has not occurred by the Drop Dead Date, unless such failure shall be due to the failure of (A) Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (B) the condition specified in Section 7.01(a) with regard only to the expiration or termination of the applicable waiting period and any extensions thereof under the HSR Act, in which case the Drop Dead Date shall be March 31, 2016 for purposes of this clause (ii);

(d)           by Buyer or Seller in the event that:

(i)     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)     any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     as set forth in this Article IX, Section 6.05 and Article X hereof; and

(b)     that nothing herein shall relieve any party hereto from liability for any material breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01     Expenses. Except as otherwise expressly provided herein (including Section 6.11 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the thirty (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	115 Munson Street New Haven, CT 06511 Attention: Christopher Wolf, Executive VP and Chief Financial Officer Facsimile: (203) 776-7796 E-mail: christopher.wolf@higherone.com

with a copy to:	Wiggin and Dana LLP One Century Tower 265 Church Street P.O. Box 1832 New Haven, CT 06508-1832 Attention: Paul A. Hughes Facsimile: (203) 782-2889 E-mail: phughes@wiggin.com Attention: Paul A. Hughes

If to Buyer:	iModules, Inc. c/o iModules Software, Inc. 5101 College Blvd. Leawood, KS 66211 Attention: Fred Weiss Facsimile: 913-341-2986 E-mail: fweiss@imodules.com with copies to:

Leeds Equity Partners

350 Park Avenue, 23rd Floor

New York, NY 10022

Attention:      Jacques V. Galante

Facsimile:      (212) 835-2020

E-mail: Jacques.Galante@leedsequity.com

and

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention:       John R. LeClaire and Jane Greyf

Facsimile:       (617) 649-1486, (646) 558-4100

E-mail: jleclaire@goodwinprocter.com, JGreyf@goodwinprocter.com

Section 10.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that Buyer may assign as collateral its rights hereunder to any person extending credit to Buyer or any of their respective Affiliates, provided that no such assignment shall relieve Buyer of any liability or obligation hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08     No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing or anything herein to the contrary, the Financing Sources and each of their respective equityholders, members, officers, directors, employees, agent and representatives involved in the Financing and all of their respective successors and assigns shall be third party beneficiaries of, and the Financing Sources shall be entitled to enforce, Section 10.09 (Amendment and Modification; Waiver), this Section 10.08, Section 10.10 (Governing Law, Submission to Jurisdiction, Waiver of Jury Trial), and Section 10.13 (Non-Recourse), which Sections shall survive any termination of this Agreement.

Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto; provided, that this Section 10.09, Section 10.08 (Third Party Beneficiaries), Section 10.10 (Governing Law, Submission to Jurisdiction, Waiver of Jury Trial ), and Section 10.13 (Non-Recourse) and any related definitions used in such Sections shall not be amended in a manner adverse to the Financing Sources without the Financing Source’s prior written consent. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

(d)     WITHOUT LIMITING THE FOREGOING, ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) OR PROCEEDING INVOLVING ANY FINANCING SOURCE THAT MAY BE BASED UPON, ARISE OUT OF OR RELATING TO ANY FINANCING, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF ANY DOCUMENTATION IN CONNECTION THEREWITH, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPALS OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION AND SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY STATE COURT SITTING IN THE BOROUGH OF MANHATTAN AND ANY APPELLATE COURT THEREFROM.

Section 10.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13     Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. For the avoidance of doubt, no claim shall be brought or maintained by Seller, Seller’s Representative, or any of their respective Affiliates, successors or assigns against any Financing Source and each of their respective equityholders, members, officers, directors, employees, agent and representatives involved in the Financing and all of their respective successors and assigns in connection with this Agreement, any commitment letter or the transactions contemplated hereby or thereby whether at law or equity, in contract tort or otherwise. Notwithstanding the immediately preceding sentence, Seller retains the right to bring claims against Buyer for any breach of Section 6.05(c) in connection with the use or disclosure of Seller Confidential Information by a Financing Source.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HIGHER ONE, INC.
By /s/ Christopher Wolf Name: Christopher Wolf Title: EVP and CFO

CL NEWCO, INC.
By /s/ Jacques V. Galante Name: Jacques V. Galante Title: Authorized Officer